Contacts:

Christopher Martin, webMethods
703.460.6609
Christopher.Martin@webMethods.com

John Conley, webMethods
703.460.5996
John.Conley@webMethods.com

WEBMETHODS ANNOUNCES NEW DATE FOR SECOND QUARTER FISCAL YEAR 2007 EARNINGS ANNOUNCEMENT

FAIRFAX, Va. – Oct.25, 2006 – webMethods, Inc. (Nasdaq: WEBM), a leading business integration and optimization software company, today announced a change in the date of the earnings announcement for its fiscal second quarter ended September 30, 2006. The company will release its results on Thursday, November 2, 2006 and hold a conference call after the market close.

The company has rescheduled its earnings announcement in order to provide additional time to finalize the normal analysis required in order to determine the purchase price allocation and related accounting treatment for its acquisitions of Infravio and Cerebra, which were completed during the second quarter. On October 5, 2006, the company reported preliminary results which did not include the effects of the accounting treatment for these acquisitions. The company expects its final results, excluding the effects of the accounting treatment for the two acquisitions, to be consistent with the preliminary results.

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About webMethods, Inc.

webMethods (Nasdaq: WEBM) provides business integration software to integrate, assemble and optimize available IT assets to drive business process productivity. webMethods delivers an innovative, enterprise-class business integration platform that incorporates proven integration technology with next generation capabilities into one interoperable set of tools that delivers a unique combination of efficiency, agility and control. webMethods combines industry leadership with a zealous commitment to customers to deliver tangible business value to more than 1,400 global customers. webMethods is headquartered in Fairfax, Va., with offices throughout the U.S., Europe, Asia Pacific and Japan. More information about the company can be found at www.webMethods.com.

The webMethods name and logo are registered trademarks of, and webMethods Fabric is a trademark of, webMethods, Inc.  All other marks mentioned are trademarks or service marks of their respective companies.

This press release contains various remarks about the future expectations, plans and prospects of webMethods that constitute forward-looking statements for purposes of the safe harbor provisions of the U.S. securities laws. Specific forward-looking statements include statements regarding webMethods’ expected financial results for its fiscal second quarter ended September 30, 2006. Actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including the risk that management of webMethods has not completed its review of the financial results for the fiscal second quarter ended September 30, 2006 and, accordingly, the preliminary results may be adjusted. In addition, actual results of webMethods may differ materially from those indicated by these forward-looking statements as a result of the factors discussed in the “Risk Factors” section of webMethods’ Form 10-K for the year ended March 31, 2006 which is on file with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov or on webMethods’ investor relations web page at www.webMethods.com/investors. webMethods disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.